EXHIBIT 14.2

TRICO MARINE SERVICES, INC.

PROPER BUSINESS PRACTICES AND ETHICS POLICY

SYNOPSIS

☐    The business of Trico Marine Services, Inc. (the “Company”) and its affiliates shall be conducted with honesty and integrity and in accordance with the highest ethical and legal standards. The Company and its employees shall comply with legal requirements of the United States and each foreign country in which the Company conducts business. (Please read “Statement of Policy.”)

☐    The use of any funds or assets for any unlawful or improper purpose is strictly prohibited. (Please read “Questionable or Improper Payments.”)

☐    It is the Company’s policy not to make political contributions in support of any party or candidate in any U.S. election, whether Federal, state or local, except as stated in this policy. (Please read “Political Contributions” and “Foreign Corrupt Practices.”)

☐    Employees shall avoid conflicts of interest with the Company. A conflict of interest exists whenever, as a result of the nature of his or her employment or association with the Company, an employee is in a position to further any personal financial interest or the financial interest of any member of the employee’s family. (Please read “Conflicts of Interest.”)

☐    The Company shall not offer, pay, promise to pay, give or authorize the payment or giving of anything of value to any foreign official, foreign political party or official thereof or any candidate for foreign political office for the purpose of influencing the acts or decisions of such foreign official, political party or official thereof or foreign political candidate in an official capacity in order to obtain or retain business for any person. (Please read “Foreign Corrupt Practices.”)

☐    The Company’s books and records shall accurately and fairly reflect the Company’s transactions in reasonable detail and in accordance with the Company’s accounting practices and policies. (Please read “Books and Records.”)

☐    All commission, distributor or agency arrangements must be in writing and provide for services to be performed for a fee which is reasonable in amount and reasonably related to the services to be rendered. (Please read “Payments of Amounts Due Customers, Agents or Distributors.”)

ARTICLE VIII. BOOKS AND RECORDS OF THE COMPANY
Section 8.1	Books and Records	8
Section 8.2	Internal Accounting Controls	8
Section 8.3	Employee Conduct	9
ARTICLE IX. PAYMENT OF AMOUNTS DUE CUSTOMERS, AGENTS OR DISTRIBUTORS
Section 9.1	Payments For Third Party Services	9
Section 9.2	Manner of Payment	9
Section 9.3	Payments Outside the United States	9
Section 9.4	Credit Memoranda	10
Section 9.5	Accounting Records	10
ARTICLE X. CONFIDENTIALITY
ARTICLE XI. CORPORATE OPPORTUNITIES
ARTICLE XII. FAIR DEALING
ARTICLE XIII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS (INCLUDING INSIDER TRADING LAWS)
Section 13.1	Compliance With Laws	10
Section 13.2	Insider Trading	11
Section 13.3	Section 16 Reporting	11
ARTICLE XIV. PREPARATION AND CERTIFICATION OF 1934 ACT REPORTS
Section 14.1	Internal Control Report	11
Section 14.2	Disclosure Controls	11
Section 14.3	Certifications	12
ARTICLE XV. EMPLOYEE RELATIONS
ARTICLE XVI. NON-DISCRIMINATION POLICY
ARTICLE XVII. FREEDOM OF ASSOCIATION
ARTICLE XVIII. DISCIPLINARY PRACTICES
ARTICLE XIX. ENVIRONMENTAL POLICY
ARTICLE XX. REPORTING VIOLATIONS
Section 20.1	Violations of Law	13
Section 20.2	Violations of this Policy	13
Section 20.3	Violations of Accounting Controls	14
ARTICLE XXI. COOPERATION WITH GOVERNMENT INVESTIGATIONS
Section 21.1	Retention of Documents and Records	14
Section 21.2	Prohibited Conduct	14
ARTICLE XXII. WAIVERS OF THE PROPER BUSINESS PRACTICES AND ETHICS POLICY
ARTICLE XXIII. AMENDMENT

PROPER BUSINESS PRACTICES AND ETHICS POLICY

ARTICLE I.

STATEMENT OF POLICY

Section 1.1  Basic Standards. It is a fundamental policy of the Company to conduct its business with honesty and integrity in accordance with the highest legal and ethical standards. the Company and its employees shall comply with all applicable legal requirements of the United States and each other country in which the Company conducts business.

Section 1.2  Individual Responsibility. The Proper Business Practices and Ethics Policy (this “Policy”) set forth in this statement provides guidance in specific situations that may arise; therefore, it is the individual employee’s responsibility to exercise good judgment so as to act in a manner that will reflect favorably upon the Company and the individual.

Section 1.3  Unlawful Acts and Conduct Prohibited. The use of corporate assets for any unlawful purpose is prohibited. No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose. No false or misleading entries shall be made in the books and records of the Company, and no employee shall engage in any arrangement that results in such prohibited action. No payment on behalf of the Company shall be made or approved with the intention or understanding that any part of such payment is to be used for any unlawful purpose. Compliance with generally accepted accounting principles and internal controls are required of all employees.

Section 1.4  Governmental Agencies. The Company’s relationship with all governmental agencies and their officials and personnel in the United States and in each other country in which the Company conducts business shall be maintained (i) in accordance with the highest ethical standards, (ii) in compliance with all legal requirements, and (iii) such that public disclosure of such relationship is not contemplated to impugn or jeopardize the Company’s integrity or reputation.

Section 1.5  Compliance With the Policy. Employees shall comply with the spirit as well as the letter of this Policy. Employees shall not attempt to achieve indirectly, through the use of agents or other intermediaries, what is forbidden directly.

ARTICLE II.

APPLICABILITY

This Policy applies to all employees of the Company throughout the world.

ARTICLE III.

IMPLEMENTATION

Section 3.1  Condition of Employment. It shall be a condition of employment that each employee become familiar with and agree to comply with this Policy. All employees regardless of grade level shall be provided with a copy of this Policy at the time of commencement of their employment with the Company; provided, however, that individuals already in the employ of the Company at the time of the adoption of this Policy, which in most respects is a restatement of existing policy, shall be provided with a copy of this Policy shortly after its adoption. All managers are responsible for both ensuring that all employees regardless of grade level under their supervision are familiar with this Policy and for promoting compliance with this Policy.

Section 3.2  Periodic Compliance Certificate. Periodic Compliance Certificates, substantially in the form of Annex B to this Policy, shall be given annually by:

(a)  officers and other employees of the Company in managerial or supervisory positions;

(b)  employees who in the ordinary conduct of their duties have regular or significant contact with governments or any department, agency, instrumentality or employee thereof;

(c)  facility managers or other employees who are in charge of a significant sales office or other significant facility;

(d)  employees whose regular responsibilities include the selection of contractors for the provision of significant goods or services to the Company;

(e)  employees whose regular responsibilities include the review, approval or payment of invoices for significant goods and services supplied to the Company; and

(f)  any other employees requested by a vice president of the Company to give a Periodic Compliance Certificate.

As provided in Section 3.1, it shall be a condition of employment that each employee become familiar with and agree to comply with this Policy; therefore, each new employee shall execute the Periodic Compliance Certificate upon employment and on an annual basis thereafter.

The Company’s Chief Financial Officer shall be responsible for ensuring that all appropriate employees of the Company execute and return the Periodic Compliance Certificate to the Company’s Chief Financial Officer or another appropriate officer designated by the Company’s Chief Financial Officer.

Section 3.3  Certifications of Compliance. Employees required to give a Periodic Compliance Certificate under the foregoing paragraph shall certify that:

(a)  They have personally read and understand this Policy.

(b)  They have taken appropriate steps to bring this Policy to the attention of each employee under their supervision.

(c)  They have complied with these policies and know of no violations by employees under their supervision or by any other employee of the Company except violations that have been reported.

A form of the Compliance Certificate is attached to this Policy as Annex B.

Section 3.4  Employee Questions. Employees who have questions on how to proceed or on interpretation should consult their supervisors, the Company’s Compliance Officer or such other person or persons designated by the Board of Directors of the Company (“Board”) to supervise the application of this Policy.

Section 3.5  Association With Unaffiliated Enterprises. The Company’s employees associated with enterprises not controlled by the Company (including vendors, suppliers, contractors, lawyers, and accountants) shall be guided in their conduct by the provisions of this Policy. They shall attempt to influence those enterprises to conduct their activities in conformity with all applicable laws and this Policy and shall report violations of this Policy.

Section 3.6  Letter to Vendors, Suppliers and Contractors. The Company shall periodically send to its significant vendors, suppliers and contractors a letter which shall:

(a)  Advise that it is against the Company’s policy for employees to accept gifts or entertainment of more than nominal value from any concern which does, or is seeking to do, business with the Company;

(b)  State that the provision of gifts and entertainment is not, and will not become a condition of doing business with the Company; and

(c)  Request that the recipient identify any employee or representative of the Company who pressures or solicits the recipient for gifts, entertainment or other special favors.

Section 3.7  Supervision of Compliance. The Compliance Officer shall coordinate and supervise the periodic compliance certification process described in this Section 3.

Section 3.8  Violation of Policy. Compliance with this Policy is essential. Violations will result in disciplinary action, including dismissal where warranted.

ARTICLE IV.

QUESTIONABLE OR IMPROPER PAYMENTS

OR USE OF THE COMPANY’S ASSETS

Section 4.1  Use of Company Assets. The use of any funds or assets of the Company for any unlawful or improper purpose is prohibited.

Section 4.2  Payments or Gifts by Employees. No payments or gifts from the Company’s funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union, or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees as well as is intended to prevent bribes, kickbacks or any other form of payoff.

Section 4.3  Payments or Gifts to Employees. Employees of the Company shall not accept payments or gifts of the kinds described in this Section 4.

Section 4.4  Gifts to Government Personnel. In the United States, nothing of value (for example, gifts or entertainment) may be provided to government personnel unless permitted by law and any applicable regulation. Commercial business entertainment and transportation which is reasonable in nature, frequency and cost is permitted. Reasonable business entertainment or transportation includes, without limitation, a lunch, dinner, or occasional athletic or cultural event; gifts of nominal value (approximately $100 or less); entertainment at the Company’s facilities or other authorized facilities; or authorized and reasonable transportation in the Company’s vehicles. In addition, reasonable business entertainment covers traditional promotional events sponsored by the Company.

Section 4.5  Proper Documentation. All arrangements with third parties such as distributors or agents should be evidenced or memorialized in a written contract, order, or other document which describes the goods or services that are in fact to be performed or provided and for reasonable fees or costs.

Section 4.6  Preservation of Company Assets. All employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All of the Company’s assets should be used for legitimate business purposes. The Company’s assets are not maintained for use by employees for non-business related purposes. An employee’s occasional personal use of items such as stationery, supplies, copying facilities or telephone, when the cost to the Company is insignificant, is permissible. Employees shall abide by the Company’s guidelines concerning the use of the Company’s automobiles as those guidelines may be communicated to them from time to time.

Section 4.7  Extension of Credit by the Company. No employee shall seek or accept from the Company credit, an extension of credit or the arrangement of an extension of credit in the form of a personal loan, and any existing personal loan shall not be materially modified, extended or renewed.

ARTICLE V.

POLITICAL CONTRIBUTIONS

Section 5.1  Federal Elections. The Company encourages the personal and financial participation of its employees in the Federal, state and local elective processes. Federal law prohibits the Company from making any contribution or expenditure in connection with any Federal election. Although there are exceptions, most states also prohibit the use of Corporate treasury funds to influence state elections.

Section 5.2  Political Contributions in U.S. Elections. It is the Company’s policy not to make political contributions, directly or indirectly, in support of any party or candidate in any U.S. election, whether Federal, state or local, except as stated in Section 5.3. For this purpose, the purchase of tickets for dinners, advertising in political program booklets, use of the Company’s duplicating facilities, compensated employee activity, employee contributions reimbursed through expense accounts and similar donations in kind are considered political contributions. These are merely examples and is not intended to be an exhaustive list.

Section 5.3  Political Contributions in State and Local Elections. The Company may on occasion contribute to state and local office candidate committees and to state and local initiative or referendum campaigns where the Company’s interests are directly involved and where permitted by state and local law. Proposed political contributions shall require a brief description of the purpose of the proposed contribution, and a written legal opinion that confirms that the proposed contribution is legal under all applicable laws. All such documentation for proposed contributions shall be approved in advance by the Chief Executive Officer or Chairman of the Board to ensure full compliance with applicable state and local regulations and reporting requirements.

Section 5.4  Political Action Committees. To the extent permitted by law, the Company’s resources may be used to establish and administer a political action committee or separate segregated fund. All such proposed activities shall be submitted for the review of, and approval by, the Board prior to their implementation.

Section 5.5  Foreign Elections. In countries where corporate political contributions are permitted by law and encouraged by local custom, contributions may be appropriate and are permitted where approved by the proper corporate officer, with the concurrence of the Board. Please refer to “Foreign Corrupt Practices” for certain prohibitions relating to foreign payments.

ARTICLE VI.

CONFLICTS OF INTERESTS

Section 6.1  Conflicts of Interest. A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of the Company as a whole. This situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee or a member of his or her family or household, receives improper personal benefits as a result of his or her position with the Company. A conflict of interest is deemed to exist whenever, as a result of the nature or responsibilities of his or her employment with the Company, an employee is in a position to further any personal financial interest or the financial interest of any member of the employee’s family.

The following situations probably involve conflicts of interests:

(a)  An employee’s interest in, or holding a position, direct or indirect, with, any supplier, customer or competitor of the Company (except for an investment in publicly traded securities as described below).

(b)  An employee’s acceptance of, or giving permission for a member of the employee’s immediate family to accept gifts or favors of more than nominal value from an actual or prospective customer, supplier or competitor of the Company, or any governmental official or employee. This does not preclude an employee’s acceptance of reasonable business entertainment, such as a lunch or dinner, or events involving normal sales promotion, advertising or publicity.

(c)  An employee’s disclosure or use of confidential information gained by reason of employment by the Company for profit or advantage for the employee or anyone else.

(d)  An employee’s competition with the Company in the acquisition or disposition of rights or property.

The following situations should not be considered conflicts of interest:

(a)    Ownership of an insignificant percentage of the publicly traded securities of a supplier, customer or competitor of the Company.

(b)    A transaction with one of the Company’s banks, which transaction is customary and conducted on standard commercially available terms, such as a home mortgage or bank loan.

(c)    A transaction or relationship disclosed in accordance with this Policy and determined by the outside legal counsel not to be a prohibited conflict of interest.

Section 6.2  Business Conducts. No employee, regardless of level, shall engage in any business or conduct, or enter into any agreement or arrangement which would give rise to actual or potential conflicts of interest. Employees should not permit themselves to be placed in a position which might give rise to the appearance that a conflict of interest has arisen.

Section 6.3  Reporting Conflicts of Interest. Actual or potential conflicts of interest involving an employee or an employee’s immediate family shall be reported by the affected employee or by others having knowledge of the existence of such actual or potential conflicts of interest in writing to the employee’s immediate supervisor, who shall consult with the Chief Executive Officer or Chief Financial Officer to determine whether a conflict of interest actually exists and to recommend measures to be taken to neutralize the adverse effect of the conflict of interest reported, if any such measures are available or appropriate under the circumstances. This procedure shall be applied so as to minimize its effect on the personal affairs of employees consistent with the protection of the Company’s interests. The matter may also be referred to the Board for its approval or rejection.

ARTICLE VII.

FOREIGN CORRUPT PRACTICES

Section 7.1  General Rule. Under no circumstances shall any activity be authorized or undertaken by an employee that violates the provisions of the Foreign Corrupt Practices Act, federal and state election laws, bribery, or other applicable domestic or foreign laws. Generally, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

Section 7.2  Specific Prohibitions. No employee shall make use of the Company’s assets, facilities, nor use the Company’s name, directly or indirectly, in connection with any offer, payment, promise to pay, or the authorization of the payment of any money, or offer, give, promise to give, or the authorization of any promise to give anything of value to:

(a)  any official for the purpose of:

(i)  influencing any act or decision of such official in official capacity, including a decision to fail to perform official functions; or

(ii)  inducing such official to use influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

in order to assist in obtaining or retaining business for or with, or directing business to, any person; or

(b)  any political party or official thereof or any candidate for political office for the purposes of:

(i)  influencing any act or decision of such political party, official or candidate in such person’s official capacity, including a decision to fail to perform its or such person’s official functions; or

(ii)  inducing such political party, official or candidate to use such person’s influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to assist in obtaining or retaining business for or with, or directing business to, any person; or

(c)  any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any official, to any political party or official thereof, or to any candidate for political office for the purposes of:

(i)  influencing any act or decision of such official, political party, party official or candidate in such person’s official capacity, including a decision to fail to perform such person’s official functions; or

(ii)  inducing such official, political party, party official or candidate to use such person’s influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

Section 7.3  Gifts by Employees. Gifts of more than nominal value may be made, after approval of the appropriate officer of the Company, to an agent or employee of a present or prospective customer, client or provider, if the gift is lawful, customary and necessary to the conduct of business in the country where it is made.

Section 7.4  Facilitating Payments. So-called “facilitating payments” made in foreign countries to government employees may be permissible in certain circumstances. Before such payments are made, however, the Chief Financial Officer of the Company (“Chief Financial Officer”) must determine that:

(a)  The governmental action or assistance sought is proper for the Company to receive;

(b)  The payments are customary in the country where made, are insubstantial in amount and are paid to a clerical or ministerial government employee; and

(c)  There is no reasonable alternative to making the payments.

For additional information relating to facilitating payments, please read “Foreign Corrupt Practices Act (“FCPA”) Interpretive Release Proper Business Practices and Ethics Policy,” which is attached to this Policy as Annex A. All such facilitating payments shall be reported quarterly to the office of the Chief Accounting Officer.

Section 7.5  No Indemnification. The Company shall not indemnify any employee or agent for any fine or penalty which may be imposed on such employee or agent upon conviction for violation of the Foreign Corrupt Practices Act.

ARTICLE VIII.

BOOKS AND RECORDS OF THE COMPANY

Section 8.1  Books and Records. The Company’s books, records and accounts shall accurately and fairly reflect the transactions of the Company in reasonable detail and in accordance with the Company’s accounting practices and policies as more particularly described in Section 8.2. The following examples are given for purposes of illustration and are not intended to limit the generality of the foregoing in any way:

(a)  No false or deliberately inaccurate entries (such as overbilling or advance billing) shall be made for any reason. Discounts, rebates, credits and allowances do not constitute overbilling when lawfully granted; the reasons for the grant should generally be set forth in the Company’s records, including the party requesting the treatment.

(b)  No payment shall be made with the intention or understanding that all or any part of it is to be used for any person other than that described by the documents supporting the payment.

(c)  No undisclosed, unrecorded or “off-book” funds or assets shall be established.

(d)  No false or misleading statements, written or oral, shall be intentionally made to any internal or external accountant or auditor with respect to the Company’s financial statements or documents to be filed with the Securities and Exchange Commission or other governmental authority.

Section 8.2  Internal Accounting Controls. The Chief Financial Officer shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(a)  transactions are executed in accordance with management’s general or specific authorization;

(b)  transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets;

(c)  access to assets is permitted only in accordance with management’s general or specific authorization; and

(d)  the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 8.3  Employee Conduct. No employee of the Company shall willfully, directly or indirectly:

(a)  falsify or cause to be falsified, any book, record, or account of the Company;

(b)  make, or cause to be made, any materially false or misleading statement or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to an accountant in connection with (i) any audit or examination of the financial statements of the Company or (ii) the preparation or filing of any document or report required to be filed with the Securities and Exchange Commission or other governmental agency; or

(c)  take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditors.

An employee shall exercise reasonable due diligence in order to avoid the events described above. If an employee believes that the Company’s books and records are not being maintained in accordance with these requirements, the employee should report the matter directly to their supervisor.

ARTICLE IX.

PAYMENT OF AMOUNTS DUE CUSTOMERS,

AGENTS OR DISTRIBUTORS

Section 9.1  Payments For Third Party Services. All commission, distributor or agency arrangements shall be in writing and provide for services to be performed and for a fee which is reasonable in amount and reasonably related to the services to be rendered.

Section 9.2  Manner of Payment. All payments for commissions, discounts or rebates should be made by the Company’s check or draft (not by cashier’s check or in currency) in the name of the agent, distributor or customer and should be (i) personally delivered to the payee in the country in which the business was transacted or (ii) sent to the payee’s business address or designated bank in the country in which the business was transacted.

Section 9.3  Payments Outside the United States. When the payee represents in writing or presents a written opinion from a reputable local counsel that payment outside the country in which the business was transacted does not violate any law of such country, such payment may be permitted upon approval from the Chief Financial Officer or other applicable officer of the Company.

Section 9.4  Credit Memoranda. Credit memoranda are the preferred method of effecting a rebate and should be generally issued to the customer unless the Company’s check or draft (not a cashier’s check or currency) is necessary due to the nature of the transaction. Any check or draft should refer to the sales invoices involved and indicate the amount of discount or rebate and number of units.

Section 9.5  Accounting Records. All payments or discounts, rebates and commissions shall be disclosed in the accounting records. Proper documentation of contracts and agreements shall be maintained.

ARTICLE X.

CONFIDENTIALITY

Employees shall maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that if disclosed might be of use to competitors, or harmful to the Company or its customers. Confidential information also includes all non-public information that is learned about the Company’s suppliers and customers that is not in the public domain. The obligation to preserve confidential information shall continue even after employment or agency with the Company ends. Any documents, papers, records, or other tangible items that contain trade secrets or proprietary information are the property of the Company.

ARTICLE XI.

CORPORATE OPPORTUNITIES

Employees are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company. Employees of the Company owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

ARTICLE XII.

FAIR DEALING

Employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other practice involving unfair-dealing.

ARTICLE XIII.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

(INCLUDING INSIDER TRADING LAWS)

Section 13.1  Compliance With Laws. Obeying the law both in letter and in spirit is the foundation upon which the Company’s ethical standards are built. Although employees are not expected to know every law that is applicable to the Company, it is important that employees know enough to ask questions and seek advice from supervisors, managers, lawyers or other appropriate personnel if they have any doubt regarding the legality of an action taken, or not taken, on behalf of the Company. For this reason, the Company periodically organizes information and training sessions to promote compliance with laws, rules and regulations and all invited employees are expected to attend these information and training sessions.

Section 13.2  Insider Trading. Purchasing or selling, whether directly or indirectly, securities of the Company while in possession of material non-public information is both unethical and illegal. Employees are also prohibited by law from disclosing material non-public information to others who might use such information to directly or indirectly place trades in the Company’s securities. Employees shall also not recommend the purchase or sale of the Company’s securities. All employees shall comply with the Company’s Policy on Insider Trading. Designated employees shall comply with the Company’s Policy Regarding Special Trading Procedures.

Section 13.3  Section 16 Reporting. Pursuant to Section 16 of the Rules and Regulations of the Securities Exchange Act of 1934, most purchases or sales of securities of the Company by directors, executive officers, and 10% stockholders must be disclosed within two business days of the transaction. Employees who are subject to these reporting requirements must comply with the Company’s Policy on Compliance with Short-Swing Trading and Reporting Laws.

ARTICLE XIV.

PREPARATION AND CERTIFICATION OF 1934 ACT REPORTS

Section 14.1  Internal Control Report. Each Annual Report on Form 10-K of the Company shall contain an internal control report that (i) states the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting; (ii) contains an assessment, as of the end of the most recent fiscal year of the Company, of the effectiveness of the internal control structure and procedures of the Company for financial reporting; (iii) includes a statement that the Company’s independent auditor has attested to, and reported on, management’s evaluation of the internal controls and procedures for financial reporting; (iv) includes the attestation report of the Company’s independent auditor; and (v) otherwise complies with Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission.

Section 14.2  Disclosure Controls. All employees of the Company are required to comply with the Company’s Disclosure Controls Policy. As set forth in the Disclosure Controls and Procedures Policy, it is the policy of the Company to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. The Disclosure Committee shall oversee the internal controls of the Company and will take such actions as are necessary and appropriate to implement and improve the Disclosure Controls Policy. The Disclosure Committee will report to senior management, including the principal executive and financial officers. The Disclosure Committee shall consider the materiality of information and determine disclosure obligations on a timely basis.

Section 14.3  Certifications. The principal executive officer(s) and principal financial officer(s) of the Company shall make the certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002.

ARTICLE XV.

EMPLOYEE RELATIONS

All employees, regardless of position, shall do their best to work together to meet the following objectives:

(a)  Respect each employee, worker and representative of customers, suppliers and contractors as an individual, showing courtesy and consideration and fostering personal dignity. Members of the management team shall use good judgment and exercise appropriate use of their influence and authority in their interactions with employees, customers, suppliers, contractors and partners of the Company;

(b)  Make a commitment to and demonstrate equal treatment of all employees, workers, customers, suppliers and contractors of the Company without regard to race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability;

(c)  Provide a workplace free of harassment of any kind, including on the basis of race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability;

(d)  Employees who are members of management should keep employees generally informed of the policies, plans and progress of the Company through regular communications;

(e)  Provide and maintain a safe, healthy and orderly workplace; and

(f)  Assure uniformly fair compensation and benefit practices that will attract, reward and retain quality employees.

ARTICLE XVI.

NON-DISCRIMINATION POLICY

The Company values the diversity of its employees and is committed to providing an equal opportunity in all aspects of employment to all employees without regard to race, sex, national origin or religion. Employees should use reasonable efforts to seek business partners for the Company that do not discriminate in hiring or in their employment practices, and who make decisions about hiring, salary, benefits, training opportunities, work assignments, advancement, discipline, termination and retirement solely on the basis of a person’s ability to do the job.

ARTICLE XVII.

FREEDOM OF ASSOCIATION

The Company recognizes and respects the right of employees to exercise their lawful rights of free association, including joining or not joining any association. The Company expects its business partners to also adhere to these principles.

ARTICLE XVIII.

DISCIPLINARY PRACTICES

The Company will not condone any type of harassment, abuse or punishment, whether corporal, mental or physical, of an employee by another employee or any partner, customer or supplier of the Company.

ARTICLE XIX.

HEALTH, SAFETY AND ENVIRONMENTAL POLICY

The Company is committed to conducting its business in compliance with applicable health, safety and environmental laws and regulations in a manner that has the highest regard for the health and safety of human life and the environment, both domestically and internationally.

Employees should be aware that health and safety laws may provide for significant civil and criminal penalties against individuals and/or the Company for failure to comply with applicable requirements. Accordingly, each employee must comply with all applicable safety and health laws, rules, and regulations, including occupational safety and health standards.

Additionally, violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of drugs, alcohol or other controlled substances. The use of illegal drugs in the workplace will not be tolerated. Weapons may not be carried into, stored or used in the Company’s facilities.

Employees should be aware that environmental laws may provide for significant civil and criminal penalties against individuals and/or the Company for failure to comply with applicable requirements. Accordingly, each employee must comply with all applicable environmental laws, rules, and regulations.

ARTICLE XX.

REPORTING VIOLATIONS

Section 20.1  Violations of Law. The Company proactively promotes ethical behavior. Employees should report violations of laws, rules, regulations, or this Policy to the designated recipient identified from tine to time by the Company (the “Designated Recipient”). To encourage employees to report such violations, the Company will not allow retaliation for reports of misconduct made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

Section 20.2  Violations of this Policy. Any violation of this Policy shall be promptly reported to the Designated Recipient by any employee having knowledge thereof, or having a reasonable belief that such violation has occurred. Upon receipt of a report of a violation or a suspected violation of this Policy, the Designated Recipient shall work with the appropriate personnel at the Company or, if appropriate, the Chairman of the Audit Committee and/or the Company’s outside legal counsel to determine whether a violation of this Policy has occurred, or to investigate the factual circumstances surrounding such suspected violation. If a material or significant violation of Section 6.1 of this Policy is reported to the Designated Recipient, the Chief Executive Officer or the Chief Financial Officer, then such person shall submit a report of its investigation to the Board. If, based upon such report, the Board concludes that a violation of this Policy has occurred, it shall take such action as may be appropriate under the circumstances.

Section 20.3  Violations of Accounting Controls. Complaints regarding accounting, internal accounting controls or auditing matters (including confidential, anonymous submissions by employees and non-employees of concerns regarding questionable accounting or auditing matters or practices) should be submitted directly to the Chairman of the Audit Committee in reasonable detail to allow the Chairman to evaluate the gravity and credibility of the complaint. Complaints should be submitted in writing at 2401 Fountainview, Suite 920, Houston, Texas 77057, Attn: Chairman, or by email to [insert email address]. Upon receipt of a complaint, the Chairman of the Audit Committee will promptly ensure that a record of such complaint is made and instruct the Company’s independent auditor or such other outside advisor that has been retained by the Audit Committee to assist in: (a) evaluating such complaint as to gravity and credibility; (b) initiating an informal inquiry or a formal investigation with respect thereto, as appropriate; (c) preparing a report of such inquiry or investigation (which may or may not be in writing, as appropriate), including recommendations as to the disposition of such matter; (d) making the results of such inquiry or investigation available to the Audit Committee for consideration and action; and (e) if there is merit to the employee’s complaint, recommend changes to the Company’s accounting practices necessary or desirable to prevent such practices.

Except for those officers, employees or agents of the Company that are called on to investigate employee complaints, the complaint shall be kept confidential. Retaliatory action against any employee who submits a complaint is strictly prohibited.

ARTICLE XXI.

COOPERATION WITH GOVERNMENT INVESTIGATIONS

Section 21.1  Retention of Documents and Records. It is the policy of the Company to cooperate with all governmental investigative authorities. Each employee shall retain any record, document or tangible object of the Company that may be subject to an investigation or litigation.

Section 21.2  Prohibited Conduct. It is a violation of this Policy for any employee to knowingly alter, destroy, mutilate, conceal, cover up, falsify, or make a false entry in any record, document, or tangible object with the intent to impede, obstruct, or influence the investigation or proper administration of any matter within the jurisdiction of any federal department or agency or any bankruptcy, or in relation to or contemplation of any such matter or case.

ARTICLE XXII.

WAIVERS OF THE PROPER BUSINESS PRACTICES AND ETHICS POLICY

Any waiver of this Policy for executive officers or directors may be made only by the Board of Directors or a committee of the board and will be promptly disclosed as required by applicable laws and stock exchange regulations.

ARTICLE XXIII.

AMENDMENT

Any amendment to this Policy shall be made only by the Company’s Board of Directors, or the appropriate committee thereof. If an amendment to this Policy is made, appropriate disclosure will be made within two business days after such amendment has been made in accordance with legal requirements and stock exchange regulations.

ANNEX A

FOREIGN CORRUPT PRACTICES ACT (“FCPA”) INTERPRETATIVE

RELEASE PROPER BUSINESS PRACTICES AND ETHICS POLICY

RE:    Facilitating Payments - Policy Section 7.4

This Interpretative Release is intended to provide guidance relative to Article VII of the Policy.

At the time of the enactment of the FCPA, the legislative history of the statute indicated that it was not intended to prohibit payments to foreign government officials (non U.S. officials) for the purpose of expediting routine government actions. This exception, carved out of the historical record of the passage of the FCPA, came to be known as the “facilitating payments” exception. While the exception has been generally recognized since 1977, it was not expressed in the body of the FCPA.

Pursuant to the Omnibus Trade and Competitiveness Act of 1988, which was signed into law on August 23, 1988, the facilitating payments exception to the FCPA has been codified.

The FCPA, as amended, permits so-called facilitating payments made in foreign countries to low-level government officials for the purpose of expediting performance of routine governmental actions. (Emphasis supplied.) The term “routine governmental action” is defined to include only those actions ordinarily and commonly performed by a foreign government official in connection with:

1.    obtaining licenses, permits and other official documents to qualify to do business in a foreign country;

2.    processing governmental papers, such as visas and work orders;

3.    providing police protection, mail service and inspection of goods;

4.    providing phone service, power and water supply, loading and unloading cargo, and protecting perishable goods from deterioration; and

5.    actions of a similar nature.

Three (3) other points should be noted with regard to facilitating payments:

(a)    The FCPA requires that all payments of whatever nature be properly recorded, supported with documentation and not be inaccurately represented. This means that, if facilitating payments are made they must be: (i) recorded as such in the financial records of the corporation; and (ii) reported to the office of the Chief Accounting Officer (or his/her designee) on a quarterly basis, as required pursuant to Section 7.4 of the Policy.

(b)    Although facilitating payments are permissible within the set of circumstances as enumerated above, virtually every country has specific laws or formal or informal policies prohibiting payments of any kind to government officials. The severity of penalties and the enforcement of such laws vary widely. The safest course legally is to ensure that facilitating payments should only be made where the payments are lawful in the country where made, are insubstantial, and there is no reasonable alternative to making the payments. It is also imperative that the governmental action or assistance sought be proper for the Company to receive, i.e., it falls within the definition of a “routine governmental action”.

(c)    Contemplated facilitating payments related to routine governmental actions, as defined above, need not be submitted to the Chief Executive Officer (or his/her designee) for review. However, if there is any question about the contemplated payment meeting the above requirements for the “facilitating payments” exception, the Chief Executive Officer (or his/her designee) should be consulted prior to committing to or making such a payment.

Decisions by foreign government officials to award new business or to continue an existing business relationship or decisions by such officials with regard to the passage of legislation or regulations are not routine governmental actions.

ANNEX B

TRICO MARINE SERVICES, INC.
ITS AFFILIATES AND SUBSIDIARIES

COMPLIANCE CERTIFICATE
PROPER BUSINESS PRACTICES AND ETHICS POLICY

TO:     Chief Executive Officer

I have read and understand the TRICO MARINE SERVICES, INC. (the “Company”) Proper Business Practices and Ethics Policy (the “Policy”). I agree that I will comply with the letter and spirit of the Policy during my employment with the Company. I agree to promptly submit a written report to the Chief Executive Officer describing any circumstances in which:

1.    I have reasonable basis for belief that a violation of the Policy by any person has occurred;

2.    I have, or any member of my family has, or may have engaged in any activity which violates the letter or the spirit of the Policy;

3.    I have, or any member of my family has, or may have an interest which violates the letter or the spirit of the Policy;

4.    I or any member of my family may be contemplating an activity or acquisition which could be in violation of the Policy.

I am unaware of any violations or suspected violations of the Policy by any employee except as described below or on the attached sheet of paper. (If no exceptions are noted, please check the space provided below.)

_____ No exceptions

To the best of my knowledge and belief, neither I nor any member of my family has any interest or affiliation or has engaged in any activity, which might conflict with the Company’s interest, except as described below or on the attached sheet of paper. (If no exceptions are noted, please check the space provided below.)

_____ No exceptions

I am aware that this signed Certificate will be filed with my personal records in the Company’s Human Resources Department.

Name (typed or printed)

Location

Signature

Corporation

Date

Employee Number

ANNEX C

COMPLIANCE PROCEDURES

Employees must work together to ensure prompt and consistent action against violations of this Policy. However, one may encounter a situation in which it is difficult to determine how to proceed, while also complying this Policy. Since not every situation that will arise can be anticipated, it is important to have a way to approach a new question or problem. When considering these situations, employees should:

•	Make sure to have all the facts. In order to reach the right solutions, all relevant information must be known.

•	Ask what he or she specifically is being asked to do and whether it seems unethical or improper. This will enable employees to focus on the specific question, and the alternatives he or she has. If something seems unethical or improper, it probably is.

•	Understand that person’s individual responsibility and role. In most situations, there is shared responsibility. Are other colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with a supervisor. This is the basic guidance for all situations. In many cases, supervisors will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Employees should remember that it is the responsibility of supervisors to help solve problems and ensure that the Company complies with this Policy.

•	Seek help from the Company resources. In the rare case where it may not be appropriate to discuss an issue with a supervisor, or where a supervisor is not available to answer a question, employees should discuss it locally with the office manager or Human Resources manager. If that also is not appropriate or if a satisfactory resolution is not obtained, call or send concerns to the Company’s Designated Recipient at: [__________________].

•	Report ethical violations in confidence and without fear of retaliation. If the situation so requires, an employee’s anonymity will be protected. the Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. When unsure of what to do in any situation, employees should seek guidance and ask questions before the action in question is taken.